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                                                               Exhibit 99.(h)(2)

                            LEAD MANAGING UNDERWRITER

                        ADDITIONAL COMPENSATION AGREEMENT

                                                                   May ___, 2006

RMR Advisors, Inc.
400 Centre Street
Newton, MA 02458

Ladies and Gentlemen:

     Reference is made to the Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), by and among RMR Asia Pacific Real Estate Fund, a Massachusetts business trust (the "Fund"), RMR Advisors, Inc., a Massachusetts corporation (the "Advisor"), and each of the respective Underwriters named therein, with respect to the issue and sale of the Fund's Common Shares of Beneficial Interest, $0.001 par value (the "Common Shares"), as described therein (the "Offering"). Reference is also made to (i) the Investment Advisory Agreement dated __________, 2006 (the "Advisory Agreement"), entered into between the Advisor and the Fund, and (ii) the registration statement on Form N-2 (File Nos. 333-131944 and 811-21856) regarding the Common Shares of the Fund (the "Registration Statement"). Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Underwriting Agreement.

     The Advisor hereby confirms its agreement with the Lead Managing Underwriter (as defined in Section 1 below) with respect to the additional compensation referred to in the "Underwriting" section of the Registration Statement, payable by the Advisor to the Lead Managing Underwriter. The Advisor agrees to pay to the Lead Managing Underwriter additional compensation (the "Additional Compensation") as provided for in Section 2 hereof; provided, however, that such payments shall not, in the aggregate, exceed the "Maximum Additional Compensation Amount" (as defined in Section 3 hereof). The Additional Compensation shall be payable as set forth in Section 2 hereof.

     SECTION 1. LEAD MANAGING UNDERWRITER. For the purposes of this Lead Managing Underwriter Additional Compensation Agreement ("Additional Compensation Agreement"), RBC Capital Markets Corporation, an Underwriter of the Common Shares, shall be deemed to be the "Lead Managing Underwriter."

     SECTION 2. PAYMENT OF ADDITIONAL COMPENSATION.

          (a) The Advisor shall pay the Additional Compensation, quarterly in arrears, to the Lead Managing Underwriter in an amount equal to the product of
(i) one-quarter of the "Applicable Percentage Factor" as set forth on Schedule A hereto times (ii) the sum of the Fund's net asset value attributable to the Fund's outstanding common shares, plus the liquidation preference of the Fund's outstanding preferred shares plus the principal amount of any

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borrowings evidenced by notes, commercial paper or other similar instruments issued by the Fund ("Average Daily Managed Assets")[, net of Average Daily Managed Assets attributable to the aggregate for such quarter of (i) common shares sold to affiliates in the initial public offering, plus (ii) a pro rata portion of preferred shares or other leverage attributable to such shares].

          (b) All fees payable hereunder shall be paid to the Lead Managing Underwriter by wire transfer of immediately available funds within 15 days following the end of each calendar quarter to a bank account designated by the Lead Managing Underwriter. At the time of each payment of Additional Compensation hereunder, the Advisor shall deliver to the Lead Managing Underwriter a statement indicating the amount of the aggregate Average Daily Managed Assets on which such payment was based.

          (c) The initial payment of Additional Compensation hereunder shall be paid with respect to the calendar quarter ending June 30, 2006 and shall be pro-rated for the number of days in such initial period from and including the day upon which the Fund receives net proceeds from the Offering. In the event that this Additional Compensation Agreement terminates prior to the end of a calendar quarter, the Additional Compensation required to be paid hereunder shall be due and payable within 15 days following the termination hereof and shall be pro-rated in respect of the period prior to such termination. Notwithstanding the foregoing, if any payment hereunder would otherwise fall on a day which is not a business day, it shall be due on the next day which is a business day. All fees payable hereunder shall be in addition to any fees paid by the Fund or the Advisor pursuant to the Underwriting Agreement.

     SECTION 3. MAXIMUM ADDITIONAL COMPENSATION AMOUNT.

          (a) The "Maximum Additional Compensation Amount" payable by the Advisor hereunder shall be such amount as, when taken together with the amount of all other underwriting compensation received by the Lead Managing Underwriter in connection with the offering of the Common Shares of the Fund, equals the maximum compensation allowed under the conduct rules of the NASD, as such rules are then in effect.

          (b) The total amount of additional compensation payments under this Agreement will not exceed [________]% of the total price to the public of the Common Shares sold in the Offering by the Lead Managing Underwriter and the other underwriters. In addition, as provided in the Underwriting Agreement, the Fund will also pay partial reimbursement of expenses of the Underwriters under
Section 7 of the Underwriting Agreement (estimated not to exceed $[______] per share or [_______] of the total price to the public of the Common Shares sold in this Offering).

          (c) The Additional Compensation is a separate item from other fee and/or expense reimbursement. The sum total of all compensation to or reimbursement of the Underwriters, including sales load, from the Advisor in connection with the Offering and the Additional Compensation will be limited to 9% (or $1.80 per Common Share) of the total price to the public of the Common Shares sold in the Offering.

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     SECTION 4. SERVICES TO BE PROVIDED. The Lead Managing Underwriter has
agreed to provide, as requested by the Advisor, specified after-market support services designed to maintain the visibility of the Fund on an ongoing basis, relevant information, studies or reports regarding the Fund and the closed-end investment company industry, and consultation regarding market discounts of the Fund.

     SECTION 5. TERM. This Additional Compensation Agreement shall continue in effect until terminated upon the earliest to occur of (a) the liquidation of the Fund, (b) the payment by the Advisor to the Lead Managing Underwriter of the Maximum Additional Compensation Amount and (c) the termination of the investment advisory relationship between the Fund and the Advisor and their respective successors in interest. For purposes of the foregoing sentence, the Advisor's successors in interest shall include only those entities which are either affiliated with the Advisor or which, if unaffiliated, have provided material consideration to the Advisor in connection with the transfer of investment advisory responsibilities.

     SECTION 6. CERTAIN UNDERSTANDINGS. The Advisor acknowledges that the Underwriters are not providing any advice hereunder as to the value of securities or regarding the advisability of purchasing or selling any securities for the Fund. No provision of this Additional Compensation Agreement shall be considered as creating, nor shall any provision create, any obligation on the part of any Underwriter, and the Underwriters are not hereby agreeing, to: (a) furnish any advice or make any recommendations regarding the purchase or sale of portfolio securities, or (b) render any opinions, valuations or recommendations of any kind or to perform any such similar services. The Advisor represents and warrants that the profits derived from the Advisory Agreement will not result in a breach of the Advisor's fiduciary duties under Section 36 of the Investment Company Act of 1940, as amended, and accordingly, that the Additional Compensation payable hereunder does not involve an indirect use of the Fund's assets for distribution.

     SECTION 7. NOT EXCLUSIVE. Nothing herein shall be construed as prohibiting any Underwriter or its respective affiliates from acting as such for any other clients (including other registered investment companies or other investment advisors).

     SECTION 8. NO LIABILITY. The Advisor agrees that the Lead Managing Underwriter shall have no liability to the Advisor or the Fund for any act or omission to act by the Lead Managing Underwriter in connection with this Additional Compensation Agreement, in the absence of gross negligence or willful misconduct on the part of the Lead Managing Underwriter. The Advisor agrees to indemnify and hold harmless the Lead Managing Underwriter and its officers, directors, agents and employees against any loss or expense arising out of or in connection with the Lead Managing Underwriter's performance under this Additional Compensation Agreement. This provision shall survive the termination, expiration or superseding of this Additional Compensation Agreement.

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     SECTION 9. ASSIGNMENT. This Additional Compensation Agreement may not be
assigned by any party without the prior written consent of each other party.

     SECTION 10. AMENDMENT; WAIVER. No provision of this Additional Compensation Agreement may be amended or waived except by an instrument in writing signed by the parties hereto.

     SECTION 11. GOVERNING LAW. This Additional Compensation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

     SECTION 12. COUNTERPARTS. This Additional Compensation Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Additional Compensation Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

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If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Advisor and the Lead Managing Underwriter in accordance with its terms.

                                   Very truly yours,

                                   RBC CAPITAL MARKETS
                                   CORPORATION


                                   By:
                                      -----------------------
                                       Name: Joseph L. Morea
                                       Title: Managing Director


CONFIRMED AND ACCEPTED,
as of the date first above written:

RMR Advisors, Inc.


By:
    ---------------------
    Name: Thomas M. O'Brien
    Title: President

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                                   SCHEDULE A


The "Applicable Percentage Factor" for the Lead Managing Underwriter is set forth below:

LEAD MANAGING UNDERWRITER                          APPLICABLE PERCENTAGE FACTOR
-------------------------                          ----------------------------
RBC Capital Markets Corporation................               [____]%

                        Total..................               [____]%

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